EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (file numbers 333-01959, 333-59771, 333-34994, 333-34996, 333-111370, 333-124845, 333-158771, 333-166268, 333-181138, 333-217790, 333-222245, and 333-238024) on Form S-8 of our reports dated February 22, 2023, relating to the consolidated financial statements and financial statement schedule of Franklin Electric Co., Inc. and subsidiaries and the effectiveness of Franklin Electric Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Franklin Electric Co., Inc. for the year ended December 31, 2022.

/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois
February 22, 2023